Exhibit 10.2

AMENDED AND RESTATED ACCOUNT CONTROL AGREEMENT

This Amended and Restated Account Control Agreement is made as of December     , 2003, between Open Text Corporation (the “Company”), Royal Bank of Canada, as administrative agent (in such capacity, together with its successors and permitted assigns, the “Agent”, for itself, the financial institutions and other entities that are from time to time in such capacity lenders under the Credit Agreement (as defined below) (collectively, the “Lenders”) and Royal Bank of Canada Europe Limited, as cash confirmation letter issuing bank under the Credit Agreement), RBC Dominion Securities Inc. (“RBCDS”) and Royal Bank of Canada (in its capacity as the holder of additional accounts specified in Section 8, “RBC”). Capitalized terms used in this Amended and Restated Account Control Agreement but not defined in this Amended and Restated Account Control Agreement have the respective meanings given to them in the Credit Agreement.

RECITALS

A    Pursuant to a senior secured credit and guarantee agreement dated as of November 11, 2003 between 2016091 Ontario Inc. (the “Borrower”), the Agent, the Lenders, the Company, Royal Bank of Canada Europe Limited, RBC Capital Markets, as lead arranger and sole bookrunner, (as from time to time amended, restated, supplemented, or otherwise modified, and including all annexes, exhibits and schedules to it, the “Credit Agreement”), the Lenders have agreed to make Advances and other financial accommodations to the Borrower, and Royal Bank of Canada Europe Limited has agreed to issue the Cash Confirmation Letter, in each case, subject to the terms and conditions contained in the Credit Agreement;

B    Pursuant to the Credit Agreement, the Company has guaranteed all of the obligations of the Borrower under the Credit Agreement and has agreed to indemnify and hold harmless Royal Bank of Canada Europe Limited from and against any liability or loss suffered by Royal Bank of Canada Europe Limited in connection with the Cash Confirmation Letter;

C    Reference is made to the Company’s account with RBCDS numbered 441-48814-19 (the “RBCDS Account”, and together with any additional accounts permitted to be included herein pursuant to Section 8, the “Accounts”);

D    Pursuant to that certain general security agreement dated as of November 11, 2003 provided by the Company to the Agent (as from time to time amended, restated, supplemented, or otherwise modified, and including all annexes, exhibits and schedules to it, the “GSA”), the Company has granted to the Agent (for itself, the Lenders and Royal Bank of Canada Europe Limited and certain other beneficiaries thereof) a security interest in the Accounts; and

E    The parties hereto entered into an Account Control Agreement (the “Original Account Control Agreement”) made as of November 11, 2003, and have now agreed that it is desirable to amend and restate the Original Account Control Agreement as set forth herein (such Amended and Restated Account Control Agreement being referred to hereafter as the “Agreement”);

Therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree that the Original Account Control Agreement is hereby amended and restated in its entirety as follows:

1. Maintenance of Accounts with RBCDS and RBC:

The Company hereby irrevocably agrees from and after the date hereof until the Termination Date (defined below) to (i) maintain the RBCDS Account with RBCDS and the other Accounts with RBC, in each case, on the terms and conditions specified herein; and (ii) maintain a minimum aggregate balance in the Accounts of not less than U.S.$85,000,000, or, in the event that the condition in the Offer with respect to obtaining acceptances in relation to Shares representing more than 67 per cent of the outstanding Shares is amended in accordance with the terms of the Credit Agreement to refer to acceptances in relation to Shares representing more than 60 per cent of the outstanding Shares, U.S.$90,000,000 (or, with respect to all or any portion of such foregoing amounts, the Equivalent Amount in Euros) (such amount, as it may be increased pursuant to Section 5(ii), and decreased pursuant to Section 2, is referred to herein as the “Minimum Balance”). Subject to clauses (i) and (ii) in the first sentence of this paragraph, the Company shall be entitled to operate the Accounts in the normal course of its business.

2. Reduction of Minimum Balance:

(a) The Minimum Balance shall be reduced by an amount equal to 60% of the Cash Value (defined below) of any Shares that have been tendered pursuant to the Offer in respect of which the applicable tendering shareholder has irrevocably and unconditionally agreed (on terms and conditions acceptable to the Agent) to accept non-cash consideration (“Non-Cash Pay Shares”). “Cash Value” means, in respect of any Non-Cash Pay Shares, or, with respect to all or any portion thereof, the Equivalent Amount in U.S. Dollars of the cash consideration in Euros offered for such Non-Cash Pay Shares pursuant to the Offer.

(b) At any time that no Default or Event of Default has occurred and is continuing, upon written request by the Company to the Agent (accompanied by such confirmatory documentation and directions as to the flow of funds as requested by the Agent, acting reasonably), the Company shall be permitted to withdraw an amount from the Accounts sufficient to:

(i) pay (or to allow the Borrower to pay) for any Shares tendered pursuant to the Offer in respect of which the Company has notified the Agent it wishes to pay (or cause the Borrower to pay) for using funds on deposit in the Accounts; and

(ii) pay (or to allow the Borrower to pay) for Shares purchased by the Company or the Borrower after the date hereof pursuant to open market purchases of Shares,

in each case, provided that the Agent shall acquire a first priority perfected security interest in such Shares concurrently with the purchase thereof by the Company or the Borrower, as the case may be.

3. Termination of the Amended and Restated Account Control Agreement:

This Agreement shall terminate on the date that the Agent shall have notified the Company, RBCDS and RBC in writing that it is satisfied that, pursuant to applicable law, all cash payment obligations of the Borrower (present or future) under the Offer have been fulfilled or the Offer has been terminated as provided therein or as permitted by law without any cash payment obligations for the Borrower which remain unsatisfied by the Borrower.

4. Agreement and Acknowledgement of RBCDS and RBC re. Accounts

RBCDS and RBC hereby transfer exclusive ownership and control of the Accounts to the Agent subject only to the condition subsequent that the Agent shall have given RBCDS and RBC, as applicable, notice (each a “Notice of Control”) of its election to assume such ownership and control. The Agent shall be permitted to give a Notice of Control upon the failure by the Company to perform, observe or comply with any of the terms and conditions hereof or the occurrence of any event which, with the giving of notice or passage of time, or both, would constitute a failure by the Company to perform, observe or comply with any of the terms and conditions hereof.

The Company hereby irrevocably instructs RBCDS and RBC, at all times from and after the date of the giving of a Notice of Control, to make all payments to be made by RBCDS or RBC, as the case may be, out of or in connection with the Accounts directly to the Agent, at its address set forth on the execution page hereof or as the Agent otherwise notifies RBCDS, for the account of the Agent specified by it from time to time, or otherwise in accordance with the instructions of the Agent.

The Company also hereby notifies RBCDS and RBC that, at all times after the date of the giving of a Notice of Control that an Event of Default is continuing, the Agent shall be irrevocably entitled to exercise in the Company’s place and stead any and all rights in respect of or in connection with the Accounts, including, without limitation, the right to specify when and to whom payments are to be made out of or in connection with the Accounts. The Agent shall have at all times the right to require preparation of duplicate monthly statements on the Accounts for the Agent’s audit purposes and mailing of such statements directly to an address specified by the Agent.

By executing this Agreement, each of RBCDS and RBC acknowledges and consents to the existence of the Agent’s rights with respect to the Accounts as specified herein and the Agent’s security interest in the Accounts and amounts from time to time on deposit in the Accounts and agrees that from the date hereof the Accounts shall be maintained by RBCDS and RBC, as applicable, subject to the terms provided herein. Except as otherwise provided in this Agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees with respect to the Accounts shall continue to be payable by the Company as under the arrangements currently in effect.

By executing this Agreement, each of RBCDS and RBC irrevocably waives and agrees not to assert, claim or endeavour to exercise, and irrevocably bar and estop itself from asserting, claiming or exercising, any security interest, right of set-off, banker’s lien, right or other purported form of claim with respect to or in any of the Accounts or any funds from time to time therein, except in each case for RBCDS’ and RBC’s, as applicable, right to payment of, or to debit the Accounts for, its usual and customary account service charges or fees.

In the event that RBCDS or RBC is properly served with a writ, garnishment, judgement, warrant of attachment, execution or similar process and any claim of an interest in or against any funds in the Accounts (hereinafter referred to as a “Court Order”) which affects or purports to affect the Accounts, RBCDS or RBC, as applicable, will, and the Company hereby authorizes RBCDS or RBC, as applicable, to, subject to applicable law and, if relevant, the terms of such Court Order, provide a copy of the Court Order to the Agent promptly after receipt thereof and will act in accordance with such Court Order while in effect. Until a Court Order is received by RBCDS or RBC, as the case may be, whether such order is issued by a federal or provincial governmental authority or any bankruptcy court or any other court of competent jurisdiction, and subject to any law or statutory regulation, RBCDS or RBC, as applicable, shall not have the right nor will RBCDS nor RBC, as the case may be, place a hold on funds in, or in the process of being deposited to, the Accounts and will process funds in strict accordance with the terms and conditions of this Agreement.

5. Covenants of the Company:

The Company hereby covenants and agrees as follows:

(i)	to maintain an aggregate amount of funds on deposit in the bank accounts of the Borrower and its Subsidiaries other than the Accounts (the “Other Accounts”) and/or undrawn availability under the Company’s existing operating facility with Royal Bank of Canada of not less than U.S. $15,000,000 or, in the event that the condition in the Offer with respect to obtaining acceptances in relation to Shares representing more than 67 per cent of the outstanding Shares is amended in accordance with the terms of the Credit Agreement to refer to acceptances in relation to Shares representing more than 60 per cent of the outstanding Shares, U.S.$20,000,000 (or, with respect to all or any portion of the foregoing amounts, the Equivalent Amount in Euros);

(ii)	at any time that the aggregate balance in the Accounts, plus the amount of Available Cash (defined below) of the Borrower and its Subsidiaries, exceeds

U.S. $100,000,000 or, in the event that the condition in the Offer with respect to obtaining acceptances in relation to Shares representing more than 67 per cent of the outstanding Shares is amended in accordance with the terms of the Credit Agreement to refer to acceptances in relation to Shares representing more than 60 per cent of the outstanding Shares, U.S.$110,000,000 (or, with respect to all or any portion of the foregoing amounts, the Equivalent Amount in Euros) (less any reductions of the Minimum Balance permitted by Section 2) to deposit the amount of such excess in the Accounts, at which time the Minimum Balance will be increased by the amount of such deposit. “Available Cash” means cash that is not otherwise required for working capital purposes as determined by the Company, acting reasonably. The Company shall not be required to make any such deposit in the Accounts to the extent that after such deposit, the aggregate balance in the Accounts would exceed U.S. $100,000,000 or, in the event that the condition in the Offer with respect to obtaining acceptances in relation to Shares representing more than 67 per cent of the outstanding Shares is amended in accordance with the terms of the Credit Agreement to refer to acceptances in relation to Shares representing more than 60 per cent of the outstanding Shares, U.S.$110,000,000 (or, with respect to all or any portion of the foregoing amounts, the Equivalent Amount in Euros) (less any reductions of the Minimum Balance permitted by Section 2) and;

(iii)	to request a drawing under the Credit Agreement in the event that all conditions to the Offer are satisfied or waived (as permitted by the Credit Agreement) in an amount equal to the amount required (after application of any cash in Other Accounts and cash in the Accounts that the Company elects to use) to pay for all Shares tendered pursuant to the Offer which are payable in cash.

6. Indemnification:

The Company shall indemnify and hold each of RBCDS, RBC and the Agent and each of their respective officers, directors, employees and agents (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand any amounts required to compensate the Indemnified Person for, any claim or loss suffered by, imposed upon, or asserted against, the Indemnified Person as a result of, in connection with or arising out of (i) the preparation, execution and delivery of, preservation of rights under, or enforcement of the terms of this Agreement (including the fees for any advice of counsel to RBCDS, RBC or the Agent as to the rights and duties of RBCDS, RBC or the Agent, as the case may be, with respect hereto); and (ii) any proceedings brought against the Indemnified Person due to its entering into this Agreement and performing its obligations hereunder, except to the extent caused by the gross negligence or wilful misconduct of the Indemnified Person.

7. Severability:

Any provision of this Agreement prohibited by law or otherwise ineffective shall be ineffective only to the extent of such prohibition or ineffectiveness and shall be severable without invalidating or otherwise affecting the remaining provisions of this Agreement.

8. Further Assurances:

The Company shall at all times, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, transfers, assignments, security agreements and assurances as the Agent may reasonably require in order to give effect to the provisions of this Agreement. The parties hereto agree to negotiate in good faith such changes to this Agreement as may be required to add additional accounts of the Company and Open Text Inc. with Royal Bank of Canada to the term and conditions of this Agreement as if such additional accounts were an Account hereunder (on terms and conditions acceptable to the parties hereto, acting reasonably), provided that (a) the aggregate balance in such additional accounts that may be included in determining whether the Minimum Balance is satisfied shall not exceed U.S.$10,000,000 (or, with respect to all or any portion thereof, the Equivalent Amount in Euros), (b) the number of additional accounts shall not exceed 4, (c) the Agent shall have a first priority security interest in such additional accounts, (d) RBC shall be satisfied that it can effectively create a cash concentration arrangement between all such additional accounts within the normal RBC guidelines, (e) execution of such documentation as may be necessary to implement such cash concentration arrangement, and (f) approval by credit risk management of RBC as to the manner in which RBC will monitor such cash concentration arrangement.

9. Notices:

Unless otherwise provided in this Agreement, any notice, consent, approval, demand, or communication required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery) or transmitted by facsimile or e-mail:

(a)	in the case of a Notice to the Company or the Agent, at its address for service specified in the Credit Agreement.

(b)	in case of a Notice to RBCDS, at: RBC Dominion Securities Inc., Royal Bank Plaza, South Tower, Suite 3900, 200 Bay Street Toronto, Ontario M5J 2J2, Attention: Brian Laramie, Vice President, Fax: (416) 842-2228.

Any Notice delivered or transmitted as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day. In this Section, “Business Day” means any day, other than a Saturday or Sunday, on which the Agent is open for commercial banking business during normal banking hours in Toronto, Ontario, Canada.

10. Headings/Binding Effect:

All headings and titles in this Agreement are for reference only and are not to be used in the interpretation of the terms of this Agreement. The Agent shall be entitled to assign all of its rights under this Agreement. This Agreement shall enure to the benefit of the Agent’s successors and assigns, and shall be binding upon the Company and its successors and assigns and RBCDS or RBC, as the case may be, and its successors and assigns.

11. Applicable Law, Submission to Jurisdiction:

This Agreement is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

12. Counterparts.

This Agreement may be executed in counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

RBC DOMINION SECURITIES INC.

By:	“Brian Laramie”
Name:	Brian Laramie
Title:	Vice President

OPEN TEXT CORPORATION

By:	“P. Thomas Jenkins”
Name:	P. Thomas Jenkins
Title:	Chief Executive Officer

ROYAL BANK OF CANADA, as Agent

By:	“Gail Watkin”
Name:	Gail Watkin
Title:	Manager, Agency

Address:	RBC Capital Markets Agency Services Group 200 Bay Street 12th Floor, South Tower Toronto, Ontario M5J 2W7

ROYAL BANK OF CANADA

By:	“M.D. Moore”
Name:	M.D. Moore
Title:	Senior Manager

Address:	30 Duke Street West, 8th Floor Kitchener, Ontario N2H 3W5